Exhibit 99.1

DAVIDsTEA Comments on Trading Activity

MONTREAL, Sept. 21, 2018 (GLOBE NEWSWIRE) — In light of the recent significant increase in the price of its shares and in trading volume, DAVIDsTEA Inc. (Nasdaq: DTEA) wishes to confirm that it is not aware of any corporate development or other reason for the recent market activity.

About DAVIDsTEA

DAVIDsTEA is a retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages, primarily through 239 company-operated DAVIDsTEA stores throughout Canada and the United States as of August 4, 2018, and its website, davidstea.com.  The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
MaisonBrison Communications	Lyla Radmanovich
Pierre Boucher	514-845-8763
514-731-0000	media@rppelican.ca
investors@davidstea.com